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EXHIBIT 99.1

                      For Immediate Release

Expanets Closes $25 Million Secured Credit Facility

Englewood, Colo., June 12, 2003—Expanets, Inc., a nationwide provider of networked communications and data services and solutions to medium-sized businesses, today announced that it has closed on a two-year, $25 million secured line of credit from Congress Financial, a Wachovia Company. The credit facility will be used for general working capital purposes.

"This new credit agreement provides us with additional flexibility in funding our working capital needs, which is another step in enhancing our financial position to better serve our customers," said Chris Younger, president of Expanets.

The new Expanets-secured credit facility is not supported by any guarantees from NorthWestern Corporation (NYSE:NOR), Expanets' parent company. "This facility puts Expanets another step closer to financial self-sufficiency from NorthWestern, which is good for our business and supports NorthWestern's plan to focus on its core utility business," added Younger.

Expanets is a nationwide provider of converged communications solutions to mid-market businesses and is also strongly positioned to serve larger businesses with multiple locations. While national in scope, Expanets delivers local service and solutions through its network of 120 offices throughout the U.S. Its broad portfolio is based on its strategic relationships with industry-leading manufacturers, service providers, carriers and application developers. For more information visit the Expanets website at http://www.expanets.com.

# # #

Media Contact:	Investor Contact:
Christy Weiner	Roger Schrum
Expanets	NorthWestern Corp.
(303) 300-6220	(605) 978-2848
christy.weiner@expanets.com	roger.schrum@northwestern.com

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  EXHIBIT 99.1